SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)


                              Allied Holdings, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    019223106
                                 (CUSIP Number)


                              Kathryn Sanders, Esq.
                              O'Melveny & Myers LLP
                              400 South Hope Street
                              Los Angeles, CA 90071
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 March 20, 2007
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [X]

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     CUSIP NO. 019223106                               13D
--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS:

         Sopris Partners, Series A of Sopris Capital Partners, LP

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         37-1520276
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                 (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
     PERSON WITH:
--------------------------------------------------------------------------------
     7.  SOLE VOTING POWER

         0
--------------------------------------------------------------------------------
     8.  SHARED VOTING POWER

         400,295
--------------------------------------------------------------------------------
     9.  SOLE DISPOSITIVE POWER

         0
--------------------------------------------------------------------------------
     10. SHARED DISPOSITIVE POWER

         400,295
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         400,295
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
--------------------------------------------------------------------------------

     CUSIP NO. 019223106                               13D
--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS:

         Sopris Capital, LLC

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         20-3978493
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                 (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
     PERSON WITH:
--------------------------------------------------------------------------------
     7.  SOLE VOTING POWER

         0
--------------------------------------------------------------------------------
     8.  SHARED VOTING POWER

         400,295
--------------------------------------------------------------------------------
     9.  SOLE DISPOSITIVE POWER

         0
--------------------------------------------------------------------------------
     10. SHARED DISPOSITIVE POWER

         400,295
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         400,295
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         OO
--------------------------------------------------------------------------------

     CUSIP NO. 019223106                               13D
--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS:

         Aspen Advisors LLC

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         13-4118717
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                 (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
     PERSON WITH:
--------------------------------------------------------------------------------
     7.  SOLE VOTING POWER

         0
--------------------------------------------------------------------------------
     8.  SHARED VOTING POWER

         244,800
--------------------------------------------------------------------------------
     9.  SOLE DISPOSITIVE POWER

         0
--------------------------------------------------------------------------------
     10. SHARED DISPOSITIVE POWER

         244,800
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         244,800
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         OO, IA
--------------------------------------------------------------------------------

     CUSIP NO. 019223106                               13D
------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS:

         Sopris Capital Advisors, LLC

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         20-3177754
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                 (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH:
--------------------------------------------------------------------------------
     7.  SOLE VOTING POWER

         0
--------------------------------------------------------------------------------
     8.  SHARED VOTING POWER

         645,095
--------------------------------------------------------------------------------
     9.  SOLE DISPOSITIVE POWER

         0
--------------------------------------------------------------------------------
     10. SHARED DISPOSITIVE POWER

         645,095
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         645,095
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         OO, IA
--------------------------------------------------------------------------------

     CUSIP NO. 019223106                               13D
------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS:

         Nikos Hecht

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         N/A
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                 (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
     PERSON WITH:
--------------------------------------------------------------------------------
     7.  SOLE VOTING POWER

         0
--------------------------------------------------------------------------------
     8.  SHARED VOTING POWER

         889,895
--------------------------------------------------------------------------------
     9.  SOLE DISPOSITIVE POWER

         0
--------------------------------------------------------------------------------
     10. SHARED DISPOSITIVE POWER

         889,895
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         889,895
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

     CUSIP NO. 019223106                               13D

The Statement on Schedule 13D dated March 14, 2007 filed by Sopris Partners, Series A of Sopris Capital Partners, L.P., Sopris Capital, LLC, Aspen Advisors LLC, Sopris Capital Advisors, LLC and Nikos Hecht with respect to the Common Stock (the "Common Stock") of Allied Holdings, Inc., a Delaware corporation (the "Company") is hereby amended with respect to the items set forth below. Capitalized terms used without definition in this Schedule 13D (Amendment No. 1) have the meanings set forth in the Reporting Persons' Schedule 13D, as originally filed.


Item 4.  Purpose of Transaction

The information set forth under this item is hereby amended to include, at the end of the last paragraph contained therein, the following:

         On March 20, 2007, Sopris Advisors delivered a letter to Jeffrey Kelley, Esq. of Troutman Sanders LLC, counsel for the Company, (i) advising that the Company inappropriately transmitted false and misleading information regarding the Yucaipa Plan to members of the International Brotherhood of Teamsters and (ii) demanding that a letter from Sopris Advisors advising of this false and misleading information similarly be transmitted to such members. A fully copy of this letter is included herein as Exhibit 7.02.


Item 7.  Material to be Filed as Exhibits

         Exhibit 7.02 Letter dated March 20, 2007 from Sopris Capital Advisors LLC to Jeffrey Kelley, Esq. of Troutman Sanders, LLP.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated: March 20, 2007


                                       SOPRIS PARTNERS, SERIES A of
                                       SOPRIS CAPITAL PARTNERS, L.P.

                                       By: SOPRIS CAPITAL, LLC
                                           Its general partner

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:   Nikos Hecht
                                           Title:  Sole Member of the Managing
                                                   Member


                                       SOPRIS CAPITAL, LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:   Nikos Hecht
                                           Title:  Sole Member of the Managing
                                                   Member


                                       ASPEN ADVISORS LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:   Nikos Hecht
                                           Title:  Managing Member


                                       SOPRIS CAPITAL ADVISORS, LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:   Nikos Hecht
                                           Title:  Managing Member


                                       /s/ NIKOS HECHT
                                       -----------------------------------------
                                       Nikos Hecht